EXHIBIT 11.1


                              THINKING TOOLS, INC.

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)

                                                                       Years Ended          Six Months Ended
                                                                       December 31,             June 30,
                                                                    -----------------    ---------------------
                                                                     1996       1995        1997         1996
                                                                    ------    -------    ----------    -------

Net loss ........................................................   $(2,514)  $  (589)    $(1,672)     $ (347)
                                                                    -------   -------     -------      ------

Weighted average common shares outstanding ......................     3,152     2,768       4,642       2,768
Common stock issued within 12 months of the Company's
  IPO in accordance with SEC rules and regulations ..............       141       263          --         263
Common stock options granted within 12 months of the Company's
  IPO in accordance with SEC Rules and Regulations ..............        91       110          --         110
                                                                    -------   -------     -------      ------

Shares used in per share calculation ............................     3,384     3,141       4,642       3,141
                                                                    =======   =======     =======      ======

Net loss per share ..............................................    $(0.74)  $ (0.19)    $ (0.36)     $(0.19)
                                                                    =======   =======     =======      ======